TAPISTRON INTERNATIONAL, INC.

                       (STOCK SYMBOL - OTCBB - TAPI/TAPIW)


FOR IMMEDIATE RELEASE
---------------------

       Tapistron International, Inc. Announces a Stock Repurchase Program


         RINGGOLD, GEORGIA, - June 6, 2000 -- Tapistron International, Inc. (OTCBB - TAPI/TAPIW) today announced that its Board of Directors has authorized the Company to purchase up to 5,000,000 shares of its outstanding common stock in the open market at such times and at such prices as management may from time to time determine is appropriate. The Company's current weighted average common and dilutive potential common shares outstanding is approximately 35,000,000.

Rodney C. Hardeman, Jr., President and C.E.O., stated, "Based on our current stock price, we believe this stock repurchase represents an excellent investment and provides our stockholders with a significant value for the long term. We believe the stock buy-back program is another opportunity to provide our shareholders increasing value for their investments. We are able to fund the purchase of these shares with the current availability under our existing revolving credit agreement."

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those statements are based on assumptions regarding the Company's future financial performance, the financial resources available to the Company and the success of the Company's stock buy-back program.

         Tapistron International, Inc. manufactures the unique and proprietary CYP (Computerized Yarn Placement) Machine for producing specialized pattern tufted carpets and rugs in highly versatile designs, colors, and textures. Corporate and manufacturing offices are located in Ringgold, Georgia.

FOR MORE INFORMATION: Contact Solomon Douhne or Floyd Koegler at Tapistron International (706) 965-9300 or fax (706) 965-9310.